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                                                                    Exhibit 23.1


The Board of Directors
SUPERVALU INC.:

We consent to incorporation by reference in this registration statement of SUPERVALU INC. on Form S-8 of our report dated April 5, 1999, relating to the consolidated balance sheet of SUPERVALU INC. and subsidiaries as of February 27, 1999, and the related consolidated statement of earnings, stockholders' equity, and cash flows for the fiscal year then ended, and the related financial statement schedule, which report appears in the 1999 annual report on Form 10-K of SUPERVALU INC.

/s/  KPMG LLP

Minneapolis, Minnesota
October 15, 1999